Exhibit 99.1

NYSE: TRV

Travelers Reports Record Quarterly Net and Operating Income per Diluted Share of $2.95, Up 27% and 28%, Respectively, from Prior Year Quarter

Return on Equity and Operating Return on Equity of 16.8% and 17.8%, Respectively

Board of Directors Approves 10% Increase in the Company’s Regular Quarterly Dividend per Share to $0.55

•             Net and operating income of $1.052 billion, up 17% and 19%, respectively, from prior year quarter.

•             Increase primarily attributable to higher underlying underwriting gains and higher investment income.

•             Written rate gains exceeded expected loss cost trends in all segments.

•             Record quarterly net written premiums of $5.9 billion, up 5% from prior year quarter primarily reflecting the impact of Dominion of Canada, acquired in November 2013.

•             Total capital returned to shareholders of $882 million in the quarter, including $705 million in share repurchases.

•             Increases in book value per share of 4% to $73.06 and adjusted book value per share of 3% to $68.25 from year-end 2013.

New York, April 22, 2014 — The Travelers Companies, Inc. today reported net and operating income of $1.052 billion, or $2.95 per diluted share, for the quarter ended March 31, 2014, compared to net income of $896 million, or $2.33 per diluted share, and operating income of $887 million, or $2.31 per diluted share in the prior year quarter. The increases in net and operating income compared to the prior year quarter primarily resulted from higher underlying underwriting gains (i.e., excluding prior year reserve development and catastrophe losses), higher net investment income and higher net favorable prior year reserve development, partially offset by higher catastrophe losses. Underlying underwriting gains in the current quarter included a $49 million after-tax ($76 million pre-tax) benefit resulting from a reduction in the estimated liability for state assessments to be paid by the company related to workers’ compensation premiums.

Consolidated Highlights

($ in millions, except for per share amounts, and after-tax,	Three Months Ended March 31,
except for premiums & revenues)	2014	2013	Change
Net written premiums	$5,873	$5,597	5%
Total revenues	$6,708	$6,328	6
Operating income	$1,052	$887	19
per diluted share	$2.95	$2.31	28
Net income	$1,052	$896	17
per diluted share	$2.95	$2.33	27
Diluted weighted average shares outstanding	354.6	381.9	(7)
GAAP combined ratio	85.7%	88.5%	(2.8	)pts
Underlying GAAP combined ratio	88.2%	90.8%	(2.6	)pts
Operating return on equity	17.8%	15.8%	2.0	pts
Return on equity	16.8%	14.1%	2.7	pts

	March 31,	December 31,
	2014	2013	Change
Book value per share	$73.06	$70.15	4%
Adjusted book value per share	$68.25	$66.41	3

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“We are very pleased to report $2.95 in net and operating income per diluted share, record quarterly amounts for both of these measures,” commented Jay Fishman, Chairman and Chief Executive Officer. “Operating income of over $1 billion increased 19% from the prior year quarter, resulting in an operating return on equity of 17.8%, our highest quarterly level since 2009.  Underwriting results were excellent, with a combined ratio of 85.7%. Net investment income increased 7% after-tax, benefiting from strong returns in our non-fixed income portfolio. We also returned $882 million in capital to shareholders, including $705 million in share repurchases. The Board of Directors has also announced a 10% increase in our quarterly dividend per share to $0.55. This marks the 10th consecutive year we have increased the quarterly dividend per share, and this increase brings the compound annual growth rate over this time period to 9.6%.

“Results in each of our business segments were very strong this quarter. In Business Insurance, profitability improved despite the impact of severe winter weather as underlying underwriting margins continued to improve. We achieved written rate gains in excess of loss trends while increasing retention from already strong levels. Importantly, the written rate gains we achieved this quarter continued to be consistent with our expectations and were the result of our proactive, account by account, class by class pricing actions.  In Financial, Professional & International Insurance, operating income growth of 20% and net written premium growth of 47% were the result of the Dominion acquisition as well as strong performance in both our management liability and surety businesses.  Personal Insurance also performed very well as underlying underwriting margins expanded in both Auto and Homeowners. Our new auto product, Quantum 2.0, has now been implemented in 28 states and the District of Columbia and is being well received by both customers and agents, as evidenced by the meaningful increase in new business volumes we have experienced in those states where the product has been available for several months.

“Our performance this quarter is a very encouraging start to the year. Our very deep agent, broker and customer relationships, highly segmented pricing strategies and expense discipline continued to deliver strong and improving underwriting results.  These underwriting results, along with our proven investment philosophy and active capital management strategy, leave us well positioned to deliver on our goal of producing a mid-teens operating return on equity over time.”

Consolidated Results

	Three Months Ended March 31,
($ in millions and pre-tax, unless noted otherwise)	2014		2013		Change
Underwriting gains:	$791		$602		$189
Underwriting gains includes:
Net favorable prior year reserve development	294		231		63
Catastrophes, net of reinsurance	(149)		(99)		(50)

Net investment income	736		670		66

Other, including interest expense	(58)		(62)		4
Operating income before income taxes	1,469		1,210		259
Income tax expense	417		323		94
Operating income	1,052		887		165
Net realized investment gains after income taxes	—		9		(9)
Net Income	$1,052		$896		$156

GAAP combined ratio	85.7%		88.5%		(2.8	)pts

Impact on GAAP combined ratio
Net favorable prior year reserve development	(5.1	)pts	(4.1	)pts	(1.0	)pts
Catastrophes, net of reinsurance	2.6	pts	1.8	pts	0.8	pts

Underlying GAAP combined ratio	88.2%		90.8%		(2.6	)pts

Net written premiums
Business Insurance	$3,304		$3,260		1%
Financial, Professional & International Insurance	950		647		47
Personal Insurance	1,619		1,690		(4)
Total	$5,873		$5,597		5%

First Quarter 2014 Results

(All comparisons vs. first quarter 2013, unless noted otherwise)

Net and operating income of $1.052 billion after-tax increased 17% and 19%, respectively, primarily reflecting improved underwriting results driven by higher underlying underwriting gains, higher net favorable prior year reserve development, and higher net investment income. These improvements were partially offset by higher catastrophe losses. The underlying underwriting gains in the current quarter included lower general and administrative expenses due to a $49 million after-tax ($76 million pre-tax) benefit resulting from a reduction in the estimated liability for state assessments to be paid by the company related to workers’ compensation premiums.

Underwriting results

•                  The GAAP combined ratio improved 2.8 points to 85.7% due to higher underlying underwriting margins (2.6 points) and higher net favorable prior year reserve development (1.0 points), partially offset by higher catastrophe losses (0.8 points).

•                  Net favorable prior year reserve development occurred in all segments. Catastrophe losses primarily resulted from winter storms in the United States.

•                  The underlying GAAP combined ratio improved 2.6 points to 88.2% resulting from lower expense ratios in each segment. The underlying loss ratio was consistent with the prior year quarter as earned rate increases exceeding loss cost trends were offset by higher non-catastrophe weather-related losses.

Net investment income of $582 million after-tax ($736 million pre-tax) increased primarily due to higher private equity and real estate partnership returns, modestly offset by lower reinvestment rates in the fixed income portfolio.

Record net written premiums of $5.873 billion increased 5% primarily due to the inclusion of Dominion within Financial, Professional & International Insurance, as well as slightly higher net written premiums in Business Insurance. These increases were partially offset by lower net written premiums in Personal Insurance.

Shareholders’ Equity

Shareholders’ equity of $25.387 billion increased 2% from the end of 2013. Included in shareholders’ equity were after-tax net unrealized investment gains of $1.674 billion, compared to $1.322 billion at the end of the prior year. The company repurchased 8.5 million shares during the first quarter at a total cost of $705 million, including 7.8 million shares at a total cost of $650 million, under its existing share repurchase authorization, leaving $4.109 billion of capacity under that authorization for future share repurchases. Statutory surplus was $21.440 billion, and the ratio of debt-to-capital (excluding after-tax net unrealized investment gains) was 21.1%, well within its target range of 15% to 25%.

The Board of Directors declared a regular quarterly dividend of $0.55 per share. This dividend, which is $0.05 higher than the last regular quarterly dividend, is payable June 30, 2014, to shareholders of record as of the close of business June 10, 2014.

Business Insurance Segment Financial Results

	Three Months Ended March 31,
($ in millions and pre-tax, unless noted otherwise)	2014		2013		Change
Underwriting gains:	$361		$298		$63
Underwriting gains includes:
Net favorable prior year reserve development	93		113		(20)
Catastrophes, net of reinsurance	(80)		(35)		(45)

Net investment income	530		487		43

Other	8		13		(5)
Operating income before income taxes	899		798		101
Income tax expense	246		208		38
Operating income	$653		$590		$63

GAAP combined ratio	87.7%		89.4%		(1.7	)pts

Impact on GAAP combined ratio
Net favorable prior year reserve development	(3.1	)pts	(3.9	)pts	0.8	pts
Catastrophes, net of reinsurance	2.7	pts	1.2	pts	1.5	pts

Underlying GAAP combined ratio	88.1%		92.1%		(4.0	)pts

Net written premiums by market
Select Accounts	$718		$724		(1)%
Commercial Accounts	893		908		(2)
National Accounts	300		277		8
Industry-Focused Underwriting	732		699		5
Target Risk Underwriting	454		448		1
Specialized Distribution	207		204		1
Total	$3,304		$3,260		1%

First Quarter 2014 Results

(All comparisons vs. first quarter 2013, unless noted otherwise)

Operating income of $653 million after-tax increased $63 million or 11%, primarily reflecting higher underlying underwriting gains and higher net investment income. These improvements were partially offset by lower net favorable prior year reserve development and higher catastrophe losses.  The underlying underwriting gains in the current quarter included lower general and administrative expenses due to a $49 million after-tax ($76 million pre-tax) benefit resulting from a reduction in the estimated liability for state assessments to be paid by the company related to workers’ compensation premiums.

Underwriting results

•                  The GAAP combined ratio improved 1.7 points to 87.7% due to higher underlying underwriting margins (4.0 points), partially offset by higher catastrophes (1.5 points) and lower net favorable prior year reserve development (0.8 points).

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience related to the general liability product line, which was concentrated in excess coverages for accident years 2011 and prior, as well as the property product line for accident years 2010 through 2013. These improvements were partially offset by higher than expected loss experience for liability coverages in the commercial multi-peril product line for accident years 2010 through 2013.

•                  The underlying GAAP combined ratio improved 4.0 points to 88.1%, mostly resulting from a lower expense ratio that included the impact of the reduction in the estimated liability for assessments to be paid by the company related to workers’ compensation premiums. The underlying loss ratio improved slightly as earned rate increases exceeding loss cost trends were mostly offset by higher non-catastrophe weather-related losses.

Record quarterly Business Insurance net written premiums of $3.304 billion increased 1%, primarily driven by continued meaningful improvement in renewal rate. Net written premiums also benefited from positive exposure change at renewal.  Retention rates remained strong and, consistent with the company’s pricing strategy, improved from recent quarters, while new business volumes decreased modestly from the prior year quarter.

Financial, Professional & International Insurance Segment Financial Results

	Three Months Ended March 31,
($ in millions and pre-tax, unless noted otherwise)	2014		2013		Change
Underwriting gains	$162		$128		$34
Underwriting gains includes:
Net favorable prior year reserve development	69		58		11
Catastrophes, net of reinsurance	4		—		4

Net investment income	106		92		14

Other	8		5		3
Operating income before income taxes	276		225		51
Income tax expense	81		62		19
Operating income	$195		$163		$32

GAAP combined ratio	83.8%		82.3%		1.5	pts

Impact on GAAP combined ratio
Net favorable prior year reserve development	(6.6	)pts	(7.8	)pts	1.2	pts
Catastrophes, net of reinsurance	0.4	pts	—	pts	0.4	pts

Underlying GAAP combined ratio	90.0%		90.1%		(0.1	)pts

Net written premiums by market
Bond & Financial Products	$482		$395		22%
International	468		252		86
Total	$950		$647		47%

First Quarter 2014 Results

(All comparisons vs. first quarter 2013, unless noted otherwise)

Operating income of $195 million after-tax increased $32 million or 20% as a result of improved underwriting results, driven by higher underlying underwriting gains in Bond & Financial Products, the inclusion of Dominion and higher net favorable prior year reserve development. Operating income in the current quarter also benefited from higher net investment income driven by the inclusion of Dominion.

Underwriting results

•                  The GAAP combined ratio increased 1.5 points to 83.8%. While the dollar amount of net favorable prior year reserve development was higher by $11 million pre-tax, the impact on the GAAP combined ratio was less favorable than the prior year quarter by 1.2 points due to an increase in earned premiums primarily due to the inclusion of Dominion.

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in the surety line of business within Bond & Financial Products for accident years 2007 through 2010.

•                  The underlying GAAP combined ratio improved slightly from 90.1% to 90.0%. An improvement in the underlying loss ratio from earned rate increases exceeding loss cost trends and lower reinsurance costs in Bond & Financial Products was more than offset by the impact of Dominion on the underlying loss ratio. This higher underlying loss ratio was more than offset by a reduction in the expense ratio reflecting the inclusion of Dominion.

Financial, Professional & International Insurance net written premiums of $950 million increased 47% as a result of higher net written premiums in both Bond & Financial Products and International. Bond & Financial Products net written premiums of $482 million increased 22% primarily due to an elimination of a reinsurance program, continued strong retention rates and renewal rate increases in management liability, as well as higher construction surety volume. International net written premiums of $468 million increased 86% due to the inclusion of Dominion.

Personal Insurance Segment Financial Results

	Three Months Ended March 31,
($ in millions and pre-tax, unless noted otherwise)	2014		2013		Change
Underwriting gains:	$268		$176		$92
Underwriting gains includes:
Net favorable prior year reserve development	132		60		72
Catastrophes, net of reinsurance	(65)		(64)		(1)

Net investment income	100		91		9

Other	26		18		8
Operating income before income taxes	394		285		109
Income tax expense	126		88		38
Operating income	$268		$197		$71

GAAP combined ratio	83.6%		89.4%		(5.8	)pts

Impact on GAAP combined ratio
Net favorable prior year reserve development	(7.5	)pts	(3.3	)pts	(4.2	)pts
Catastrophes, net of reinsurance	3.7	pts	3.5	pts	0.2	pts

Underlying GAAP combined ratio	87.4%		89.2%		(1.8	)pts

Net written premiums
Agency Automobile(1)	$788		$831		(5)%
Agency Homeowners & Other(1)	788		820		(4)
Direct to Consumer	43		39		10
Total	$1,619		$1,690		(4)%

(1) Represents business sold through agents, brokers and other intermediaries and excludes direct to consumer.

First Quarter 2014 Results

(All comparisons vs. first quarter 2013, unless noted otherwise)

Operating income of $268 million after-tax increased $71 million or 36%, primarily reflecting improved underwriting results driven by higher net favorable prior year development and higher underlying underwriting gains, as well as higher net investment income.

Underwriting results

•                  The GAAP combined ratio improved 5.8 points to 83.6% primarily due to higher net favorable prior year reserve development (4.2 points) and higher underlying underwriting margins (1.8 points).

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in Homeowners & Other for non-catastrophe weather-related losses for accident year 2013 and catastrophe losses for accident years 2011 through 2013.

•                  The underlying GAAP combined ratio improved 1.8 points to 87.4% primarily resulting from a decrease in the expense ratio and earned rate increases exceeding loss cost trends in both Automobile and Homeowners & Other, partially offset by higher non-catastrophe weather-related losses.

Personal Insurance net written premiums of $1.619 billion decreased 4%. Renewal premium change remained positive, but lower than the prior year quarter. Retention rates continued to be strong and generally consistent with recent quarters.  New business was meaningfully higher than the prior year quarter due to the company’s new auto product, Quantum 2.0, which was introduced in 28 states and the District of Columbia by the end of the first quarter.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Tuesday, April 22, 2014. Investors can access the call via webcast at http://investor.travelers.com or by dialing 1-800-745-9476 within the U.S. and 1-212-231-2918 outside the U.S. (use passcode 14788 for both the U.S. and international calls). Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the company’s website.

Following the live event, an audio playback of the webcast and the slide presentation will be available at the same website. An audio playback can also be accessed by phone at 1-800-633-8284 within the U.S. and 1-402-977-9140 outside the U.S. (use reservation 21711670 for both the U.S. and international calls).

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. The company’s diverse business lines offer its customers a wide range of coverage sold primarily through independent agents and brokers. A component of the Dow Jones Industrial Average, Travelers has more than 30,000 employees and operations in the United States and selected International markets. For more information, visit www.travelers.com.

From time to time, Travelers may use its website and/or social media outlets, such as Facebook and Twitter, as distribution channels of material company information.  Financial and other important information regarding the company is routinely accessible through and posted on our website at http://investor.travelers.com, our Facebook page at https://www.facebook.com/travelers and our Twitter account (@TRV_Insurance) at https://twitter.com/TRV_Insurance.  In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the “Email Alert Service” section at http://investor.travelers.com.

Travelers has organized its businesses into the following reportable business segments:

Business Insurance: The Business Insurance segment offers a broad array of property and casualty insurance and insurance-related services to its clients primarily in the United States. Business Insurance is organized into the following six groups, which collectively comprise Business Insurance Core operations: Select Accounts; Commercial Accounts; National Accounts; Industry-Focused Underwriting including Construction, Technology, Public Sector Services, Oil & Gas and Agribusiness; Target Risk Underwriting including National Property, Inland Marine, Ocean Marine, Excess Casualty, Boiler & Machinery and Global Partner Services; and Specialized Distribution including Northland and National Programs. Business Insurance also includes the Special Liability Group (which manages the company’s asbestos and environmental liabilities) and the assumed reinsurance and certain other runoff operations, which collectively are referred to as Business Insurance Other.

Financial, Professional & International Insurance: The Financial, Professional & International Insurance segment includes surety and financial liability coverages, which primarily use credit-based underwriting processes, as well as property and casualty products that are primarily marketed on a domestic basis in Canada, the United Kingdom and the Republic of Ireland, and on an international basis as a corporate member of Lloyd’s. The segment includes the Bond & Financial Products groups as well as the International group. The International group includes The Dominion of Canada General Insurance Company, which the company acquired in November 2013 and which writes personal lines and small commercial insurance business in Canada. In addition, the company owns 49.5% of the common stock of J. Malucelli Participações em Seguros e Resseguros S.A., its joint venture in Brazil.

Personal Insurance: The Personal Insurance segment writes a broad range of property and casualty insurance covering individuals’ personal risks. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.

* * * * *

Forward-Looking Statement

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-

looking statements. Words such as “may”, “will”, “should”, “likely”, “anticipates”, “expects”, “intends”, “plans”, “projects”, “believes”, “estimates” and similar expressions are used to identify these forward-looking statements. Specifically, statements about the company’s outlook, share repurchase plans, expected margin improvement, potential returns, future pension plan contributions and the potential impact of investment markets and other economic conditions on the company’s investment portfolio and underwriting results, among others, are forward looking, and the company may also make forward-looking statements about, among other things:

•                  its results of operations and financial condition (including, among other things, premium volume, premium rates, net and operating income, investment income and performance, loss costs, return on equity, and expected current returns and combined ratios);

•                  the sufficiency of the company’s asbestos and other reserves;

•                  the impact of emerging claims issues as well as other insurance and non-insurance litigation;

•                  the cost and availability of reinsurance coverage;

•                  catastrophe losses;

•                  the impact of investment, economic and underwriting market conditions; and

•                  strategic initiatives, including initiatives, such as in Personal Insurance, to improve profitability and competitiveness.

The company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

•                  catastrophe losses could materially and adversely affect the company’s results of operations, its financial position and/or liquidity, and could adversely impact the company’s ratings, the company’s ability to raise capital and the availability and cost of reinsurance;

•                  during or following a period of financial market disruption or economic downturn, the company’s business could be materially and adversely affected;

•                  if actual claims exceed the company’s claims and claim adjustment expense reserves, or if changes in the estimated level of claims and claim adjustment expense reserves are necessary, the company’s financial results could be materially and adversely affected;

•                  the company’s investment portfolio may suffer reduced returns or material realized or unrealized losses;

•                  the company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation;

•                  the company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances;

•                  the effects of emerging claim and coverage issues on the company’s business are uncertain;

•                  the intense competition that the company faces could harm its ability to maintain or increase its business volumes and profitability;

•                  the company may not be able to collect all amounts due to it from reinsurers and reinsurance coverage may not be available to the company in the future at commercially reasonable rates or at all;

•                  the company is exposed to credit risk in certain of its business operations;

•                  within the United States, the company’s businesses are heavily regulated by the states in which it conducts business, including licensing and supervision, and changes in regulation may reduce the company’s profitability and limit its growth;

•                  changes in state or federal regulation or enforcement practices could impose significant burdens on the company and otherwise adversely impact the company’s results;

•                  a downgrade in the company’s claims-paying and financial strength ratings could adversely impact the company’s business volumes, adversely impact the company’s ability to access the capital markets and increase the company’s borrowing costs;

•                  the inability of the company’s insurance subsidiaries to pay dividends to the company’s holding company in sufficient amounts would harm the company’s ability to meet its obligations, pay future shareholder dividends or make future share repurchases;

•                  disruptions to the company’s relationships with its independent agents and brokers could adversely affect the company;

•                  the company’s efforts to develop new products, such as Quantum 2.0, or expand in targeted markets may not be successful and may create enhanced risks;

•                  the company may be adversely affected if its pricing and capital models provide materially different indications than actual results;

•                  the company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology;

•                  if the company experiences difficulties with technology, data security and/or outsourcing relationships, the company’s ability to conduct its business could be negatively impacted;

•                  the company is subject to a number of risks associated with its business outside the United States;

•                  new regulations outside of the United States, including in the European Union, could adversely impact the company’s results of operations and limit its growth;

•                  loss of or significant restriction on the use of particular types of underwriting criteria, such as credit scoring, in the pricing and underwriting of the company’s products could reduce the company’s future profitability;

•                  acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences;

•                  the company could be adversely affected if its controls to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;

•                  the company’s businesses may be adversely affected if it is unable to hire and retain qualified employees;

•                  intellectual property is important to the company’s business, and the company may be unable to protect and enforce its own intellectual property or the company may be subject to claims for infringing on the intellectual property of others;

•                  changes to existing accounting standards may adversely impact the company’s reported results;

•                  changes in U.S. tax laws or in the tax laws of other jurisdictions in which the company operates could adversely impact the company; and

•                  the company’s repurchase plans depend on a variety of factors, including the company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels commensurate with the company’s desired ratings from independent rating agencies, funding of the company’s qualified pension plan, capital requirements of the company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions and other factors.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC).

*****

GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF NON-GAAP MEASURES TO GAAP MEASURES

The following measures are used by the company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of non-GAAP measures to their most directly comparable GAAP measures also follow.

In the opinion of the company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the company’s periodic results of operations and how management evaluates the company’s financial performance.  Internally, the company’s management uses these measures to evaluate performance against historical results, to establish financial targets on a consolidated basis and for other reasons, which are discussed below.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the company’s management.

RECONCILIATION OF OPERATING INCOME AND CERTAIN OTHER NON-GAAP MEASURES TO NET INCOME

Operating income is net income excluding the after-tax impact of net realized investment gains (losses) and discontinued operations. Management uses operating income to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider operating income when analyzing the results and trends of insurance companies. Operating earnings per share is operating income on a per common share basis.

Reconciliation of Operating Income less Preferred Dividends to Net Income

	Three Months Ended
	March 31,
($ in millions, pre-tax)	2014	2013

Operating income	$1,469	$1,210
Net realized investment gains	1	10
Net income	$1,470	$1,220

	Three Months Ended
	March 31,
($ in millions, after-tax)	2014	2013

Operating income	$1,052	$887
Net realized investment gains	—	9
Net income	$1,052	$896

	Twelve Months Ended December 31,
($ in millions, after-tax)	2013	2012	2011	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Preferred dividends	—	—	1	3	3	4	4	5	6
Operating income	3,567	2,441	1,390	3,043	3,600	3,195	4,500	4,200	2,026
Net realized investment gains (losses)	106	32	36	173	22	(271)	101	8	35
Income from continuing operations	3,673	2,473	1,426	3,216	3,622	2,924	4,601	4,208	2,061
Discontinued operations	—	—	—	—	—	—	—	—	(439)
Net income	$3,673	$2,473	$1,426	$3,216	$3,622	$2,924	$4,601	$4,208	$1,622

Reconciliation of Operating Earnings per Share to Net Income per Share on a Basic and Diluted Basis

	Three Months Ended
	March 31,
	2014	2013

Basic earnings per share
Operating income	$2.98	$2.33
Net realized investment gains	—	0.03
Net income	$2.98	$2.36

Diluted earnings per share
Operating income	$2.95	$2.31
Net realized investment gains	—	0.02
Net income	$2.95	$2.33

Reconciliation of Operating Income by Segment to Total Operating Income

	Three Months Ended
	March 31,
($ in millions, after-tax)	2014	2013

Business Insurance	$653	$590
Financial, Professional & International Insurance	195	163
Personal Insurance	268	197
Total segment operating income	1,116	950
Interest Expense and Other	(64)	(63)
Total operating income	$1,052	$887

RECONCILIATION OF ADJUSTED SHAREHOLDERS’ EQUITY TO SHAREHOLDERS’ EQUITY AND OPERATING RETURN ON EQUITY TO RETURN ON EQUITY

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, net realized investment gains (losses), net of tax, for the period presented, preferred stock and discontinued operations. Adjusted average shareholders’ equity is average shareholders’ equity excluding net unrealized investment gains (losses), net of tax, for all quarters included in the calculation and, for each quarterly period included in the calculation, that quarter’s net realized investment gains (losses), net of tax and discontinued operations.

Reconciliation of Adjusted Shareholders’ Equity to Shareholders’ Equity

	As of March 31,
($ in millions)	2014	2013

Adjusted shareholders’ equity	$23,713	$22,723
Net unrealized investment gains, net of tax	1,674	2,864
Net realized investment gains, net of tax	—	9
Shareholders’ equity	$25,387	$25,596

	As of December 31,
($ in millions)	2013	2012	2011	2010	2009	2008	2007	2006	2005	2004

Adjusted shareholders’ equity	$23,368	$22,270	$21,570	$23,375	$25,458	$25,647	$25,783	$24,545	$22,227	$20,087
Net unrealized investment gains (losses), net of tax	1,322	3,103	2,871	1,859	1,856	(146)	620	453	327	866
Net realized investment gains (losses), net of tax	106	32	36	173	22	(271)	101	8	35	(28)
Preferred stock	—	—	—	68	79	89	112	129	153	188
Discontinued operations	—	—	—	—	—	—	—	—	(439)	88
Shareholders’ equity	$24,796	$25,405	$24,477	$25,475	$27,415	$25,319	$26,616	$25,135	$22,303	$21,201

Return on equity is the ratio of annualized net income less preferred dividends to average shareholders’ equity for the periods presented. Operating return on equity is the ratio of annualized operating income less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Calculation of Operating Return on Equity and Return on Equity

	Three Months Ended
	March 31,
($ in millions, after-tax)	2014	2013

Annualized operating income	$4,207	$3,550
Adjusted average shareholders’ equity	23,594	22,512
Operating return on equity	17.8%	15.8%

Annualized net income	$4,209	$3,586
Average shareholders’ equity	25,092	25,500
Return on equity	16.8%	14.1%

Average annual operating return on equity over a period is the ratio of:

a) the sum of operating income less preferred dividends for the periods presented to

b) the sum of: 1) the sum of the adjusted average shareholders’ equity for all full years in the period presented, and 2) for partial years in the period presented, the number of quarters in that partial year divided by four, multiplied by the adjusted average shareholders’ equity of the partial year.

Calculation of Average Annual Operating Return on Equity from January 1, 2005 through March 31, 2014

	Three Months Ended
	March 31,		Twelve Months Ended December 31,
($ in millions)	2014	2013	2013	2012	2011	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends	$1,052	$887	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Annualized operating income	4,207	3,550
Adjusted average shareholders’ equity	23,594	22,512	23,004	22,158	22,806	24,285	25,777	25,668	25,350	23,381	21,118
Operating return on equity	17.8%	15.8%	15.5%	11.0%	6.1%	12.5%	14.0%	12.4%	17.7%	17.9%	9.6%

Average annual operating return on equity for the period Jan. 1, 2005 through Mar. 31, 2014			13.2%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME

Underwriting gain is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions.  Pre-tax underwriting gain, excluding the impact of catastrophes and net favorable prior year loss reserve development, is the underwriting gain adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the company’s management, this measure is meaningful to users of the financial statements to understand the company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting margin or underlying underwriting gain.

A catastrophe is a severe loss, resulting from natural and man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events. Each catastrophe has unique characteristics, and catastrophes are not predictable as to timing or amount. Their effects are included in net and operating income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools. In the opinion of the company’s management, a discussion of the impact of catastrophes is meaningful to users of the financial statements to understand the company’s periodic earnings and the variability in periodic earnings caused by the unpredictable nature of catastrophes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and operating income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Reconciliation of Pre-tax Underwriting Gain (Excluding the Impact of Catastrophes and Net Favorable Prior Year Loss Reserve Development) to Net Income

	Three Months Ended
	March 31,
($ in millions, after-tax except as noted)	2014	2013

Pre-tax underwriting gain excluding the impact of catastrophes and net favorable prior year loss reserve development	$646	$470
Pre-tax impact of catastrophes	(149)	(99)
Pre-tax impact of net favorable prior year loss reserve development	294	231
Pre-tax underwriting gain	791	602
Income tax expense on underwriting results	284	217
Underwriting gain	507	385
Net investment income	582	542
Other, including interest expense	(37)	(40)
Operating income	1,052	887
Net realized investment gains	—	9
Net income	$1,052	$896

GAAP COMBINED RATIO AND ADJUSTMENTS FOR UNDERLYING GAAP COMBINED RATIO

Combined ratio (SAP and GAAP)  For SAP, it is the sum of the SAP loss and LAE ratio and the SAP underwriting expense ratio as defined in the statutory financial statements required by insurance regulators.  The GAAP combined ratio is the equivalent of, and is calculated in the same manner as, the SAP combined ratio except that the SAP underwriting expense ratio is based on net written premium and the GAAP underwriting expense ratio is based on net earned premiums.  The loss and LAE ratio for SAP is the ratio of incurred losses and loss adjustment expenses less certain administrative services fee income to net earned premiums as defined in the statutory financial statements required by insurance regulators. The GAAP ratio is calculated in the same manner as the SAP ratio.  The underwriting expense ratio for SAP is the ratio of underwriting expenses incurred (including commissions paid), less certain administrative services fee income and billing and policy fees, to net written premiums as defined in the statutory financial statements required by insurance regulators. For GAAP, it is the ratio of underwriting expenses (including the amortization of deferred acquisition costs), less certain administrative services fee income and billing and policy fees, to net earned premiums.

The GAAP combined ratio, GAAP loss and LAE ratio, and GAAP underwriting expense ratio are used as indicators of the company’s underwriting discipline, efficiency in acquiring and servicing its business and overall underwriting profitability. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Underlying GAAP combined ratio represents the GAAP combined ratio excluding the impact of net prior year reserve development and catastrophes.  In the opinion of the company’s management, this measure is meaningful to users of the financial statements to understand the company’s periodic underwriting profitability and the variability of underwriting profitability caused by the unpredictable nature of catastrophes and loss reserve development.

Calculation of the GAAP Combined Ratio

	Three Months Ended
	March 31,
($ in millions, pre-tax)	2014	2013

Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$3,315	$3,153
Less:
Policyholder dividends	11	10
Allocated fee income	43	42
Loss ratio numerator	$3,261	$3,101

Underwriting expense ratio
Amortization of deferred acquisition costs	$950	$948
General and administrative expenses (G&A)	881	915
Less:
G&A included in Interest Expense and Other	7	4
Allocated fee income	64	55
Billing and policy fees and other	30	24
Expense ratio numerator	$1,730	$1,780

Earned premium	$5,823	$5,517

GAAP combined ratio (1)
Loss and loss adjustment expense ratio	56.0%	56.2%
Underwriting expense ratio	29.7%	32.3%
Combined ratio	85.7%	88.5%

(1)   For purposes of computing GAAP ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses.

ADJUSTMENT TO NET WRITTEN PREMIUMS FOR THE IMPACT OF CHANGES IN FOREIGN EXCHANGE RATES

Adjusting for the impact of changes in foreign exchange rates allows the effect of foreign exchange rate differences to be isolated in the analysis of changes in various financial statement line items that are translated from a local currency to the company’s reporting currency, U.S. dollars. The impact is determined by assuming constant foreign exchange rates between periods as illustrated in the reconciliation below. In the opinion of the company’s management, this is useful in an analysis of the results of the International market and the Financial, Professional & International (FP&II) segment.

Reconciliation of the Impact of Changes in Foreign Exchange Rates on International Net Written Premiums to International Net Written Premiums

	Three Months Ended
	March 31,
($ in millions)	2014	2013	Change

Net written premiums - holding foreign exchange rates constant	$467	$252	85%
Impact of changes in foreign exchange rates	1
Net written premiums	$468	$252	86%

Reconciliation of the Impact of Changes in Foreign Exchange Rates on FP&II Net Written Premiums to FP&II Net Written Premiums

	Three Months Ended
	March 31,
($ in millions)	2014	2013	Change

Net written premiums - holding foreign exchange rates constant	$949	$647	47%
Impact of changes in foreign exchange rates	1
Net written premiums	$950	$647	47%

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses, divided by the number of common shares outstanding. In the opinion of the company’s management, adjusted book value is useful in an analysis of a property casualty company’s book value as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Tangible and Adjusted Shareholders’ Equity to Shareholders’ Equity

	As of
	March 31,	December 31,	March 31,
($ in millions, except per share amounts)	2014	2013	2013

Tangible shareholders’ equity	$19,804	$19,543	$19,046
Goodwill	3,624	3,634	3,365
Other intangible assets	339	351	370
Less: Impact of deferred tax on other intangible assets	(54)	(54)	(49)
Adjusted shareholders’ equity	23,713	23,474	22,732
Net unrealized investment gains, net of tax	1,674	1,322	2,864
Shareholders’ equity	$25,387	$24,796	$25,596

Common shares outstanding	347.5	353.5	376.4

Tangible book value per share	$57.00	$55.29	$50.60
Adjusted book value per share	68.25	66.41	60.39
Book value per share	73.06	70.15	68.00

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO TOTAL CAPITALIZATION

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain on investments is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses. In the opinion of the company’s management, the debt to capital ratio is useful in an analysis of the company’s financial leverage.

Reconciliation of Total Debt and Equity Excluding Net Unrealized Investment Gain to Total Capitalization

	As of
	March 31,	December 31,	March 31,
($ in millions)	2014	2013	2013

Debt	$6,347	$6,346	$5,851
Shareholders’ equity	25,387	24,796	25,596
Total capitalization	31,734	31,142	31,447
Net unrealized investment gains, net of tax	1,674	1,322	2,864
Total capitalization excluding net unrealized gain on investments, net of tax	$30,060	$29,820	$28,583

Debt-to-capital ratio	20.0%	20.4%	18.6%
Debt-to-capital ratio excluding net unrealized investment gains, net of tax	21.1%	21.3%	20.5%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers. These are GAAP measures.

For the Business Insurance and Financial, Professional and International Insurance segments, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For the Personal Insurance segment, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business volume is the amount of written premium related to new policyholders and additional products sold to existing policyholders.  These are operating statistics, which are subject to change based upon a number of factors, including changes in actuarial estimates.  For the Business Insurance segment, retention, renewal premium change and new business volumes exclude National Accounts and Business Insurance-Other.

An insurance company’s statutory surplus represents the excess of its assets over its liabilities in accordance with the statutory accounting practices required by state laws and regulations.

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service.  These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

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Contacts

Media:	Institutional Investors:	Individual Investors:
Patrick Linehan	Gabriella Nawi	Marc Parr
917.778.6267	917.778.6844, or	860.277.0779
	Andrew Hersom
	860.277.0902